Exhibit 4.157

Framework Agreement for Exercise of Right of First Refusal

signed by and among

Yi Yang

Ying Zhu

Shenzhen Newrand Securities Advisory and Investment Co., Ltd.

and

Zhengyong Information Technology (Shanghai) Co., Ltd.

November 2016

Beijing China

Contents

Framework Agreement for Exercise of Right of First Refusal	2

Article 1 Exercise of Right of First Refusal	3

Article 2 Transfer of Equity	3

Article 3 Loan Arrangement	3

Article 4 Payment of Price and Offset of Obligations	4

Article 5 Amendment to the Right of First Refusal Agreement	4

Article 6 Amendment to the Pledge Contract	5

Article 7 Confidentiality	5

Article 8 Notice	5

Article 9 Dispute Resolution	6

Article 10 Supplementary Provisions	6

Appendix I: Notice on Exercise of Right of First Refusal	11

Appendix II: Equity Transfer Agreement

Appendix III: Loan Agreement and the receipt for the loan

Appendix IV: Receipt of Party A for the full purchase price for equity transfer

Appendix V: Receipt of Party B for the loan principal

Appendix VI: New Right of First Refusal Agreement (signed by Party B, Party C and Party D)

Appendix VII: New Pledge Contract (signed by Party B and Party D)

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Framework Agreement for Exercise of Right of First Refusal

This Framework for exercise of right of first refusal (the “Agreement”) is made and signed on November 23, 2016 in Beijing, China by and between:

Party A: Yi Yang

Address: 17/F, Building A, Fuzhuo Tower, 28 Xuanwumenwai Street, Xicheng District, Beijing

ID card No.: 11010219740125303X

Party B: Zhengyong Information Technology (Shanghai) Co., Ltd.

Registered address: Suite 301-A, Building 8, 690 Bibo Road, Shanghai

Party C: Shenzhen Newrand Securities Advisory and Investment Co., Ltd.

Registered address: 1006#, 10/F, Block 4SEG Sci-tech. park, Huaqiang Rd(N), Futian District, Shenzhen (for office only)

Party D: Ying Zhu

Address: 17/F, Building A, Fuzhuo Tower, 28 Xuanwumenwai Street, Xicheng District, Beijing

ID card No.: 420103198502153728

Whereas:

1. Party A and Lin Yang are currently Party C’s shareholders registered with the administration for industry and commerce and respectively hold 30% and 70% equities of Party C;

2. Party B, a limited liability company organized and validly existing in China, provides technical support, strategic consulting and other related services to Party C;

3. Party B, in order to assist Party A in the investment in Party C, signed a Loan Agreement with Party A (hereinafter referred to as the “Loan Agreement”) and provided a loan to Party A in an amount of RMB6,000,000, and Party A has invested such loan in full in the registered capital of Party C pursuant to the provisions of the Loan Agreement;

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4. As consideration for the loan provided by Party B to Party A, Party A and Party C signed an Right of First Refusal Agreement (hereinafter referred to as the “Right of First Refusal Agreement”), which granted the exclusive right of first refusal to Party B to purchase, under the condition of meeting the requirements of laws of China, at any time all or part of the equities of Party C as held by Party A;

5. In order to secure Party C’s payment obligations under the agreements signed thereby with Party B, Party A signed an Equity Pelage Contract (hereinafter referred to as the “Original Pledge Contract”), pledging its equities in Party C to Party B;

6. Party B intends to exercise, pursuant to the Right of First Refusal Agreement, the right of first refusal to purchase all Party C’s equities held by Party A and designates Party D as the entity to exercise the aforesaid right of first refusal.

Now therefore, the Parties, in the principles of sincere cooperation, equality & mutual benefit and joint development, make and enter into an agreement as follows through friendly consultation:

Article 1 Exercise of Right of First Refusal

1.1 Party B hereby decides to authorize Party D pursuant to Article 2.1 of the Right of First Refusal Agreement to, and Party D agrees to accept the aforesaid authorization to, purchase on behalf of Party B on the conditions set forth in the Right of First Refusal Agreement all Party C’s equities held by Party A.

1.2 According to the provisions of Article 3 of the Right of First Refusal Agreement, the price for the purchase by Party D under the authorization of Party B all Party C’s equities held by Party A shall be the amount of the principal of the loan granted by Party B to Party A, i.e. RMB6,000,000 Yuan (hereinafter referred to as the “Purchase Price”).

Article 2 Transfer of Equity

2.1 Party A shall, according to the provisions of Article 2.3 of the Right of First Refusal Agreement and within thirty (30) days after receiving the notice of exercise (Appendix I) from Party B, sign an equity transfer agreement (hereinafter referred to as the “Equity Transfer Agreement”) according to the contents and format specified in Appendix II and other documents necessary for handling the formalities for industrial and commercial registration of change.

Article 3 Loan Arrangement

3.1 The price of purchase by Party D of all Party C’s equities held by Party A shall be provided by Party B in full, provided that Party D and Party B shall sign a Loan Agreement satisfactory to Party B according to the contents and format of Appendix III.

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3.2 Party D agrees to and irrevocably instruct Party B to directly pay the aforesaid loan provided to Party D for the purchase of Party A’s equities to Party A under the terms and conditions set out in this Framework Agreement.

3.3 Party A agrees to use all income from the sale of Party C’s equities pursuant to this Agreement in the performance of the repayment obligation assumed thereby to Party B under the Loan Agreement. The debtor-creditor relationship of Party A under the Loan Agreement will terminate when Party A fulfills the repayment obligation according to the provisions of Article 4.2 hereof.

3.4 Party D agrees to sign a new Loan Agreement with Party B.

Article 4 Payment of Price and Offset of Obligations

4.1 According to the provisions of Article 3.2 hereof, the Parties agree that the Purchase Price shall be directly transferred and paid by Party B to Party A on the date when the formalities for industrial and commercial registration of equity change related to the purchase by Party D of all Party C’s equities held by Party A are completed (hereinafter referred to as the “Industrial and Commercial Registration Date”). In view that Party A shall repay the loan in full when Party B exercises the right of first refusal pursuant to the provisions of Article 3.1 of the Loan Agreement, Party B agrees that the above-said payment to Party A will be set off then against the principal of the loan that Party A shall repay to Party B under the Loan Agreement. After the aforesaid offset, Party D does not need to make any other payments to Party A for the purpose of paying the Purchase Price, nor Party A needs to make any other payments to Party B for the purpose of repaying the loan to Party B.

4.2 Notwithstanding the foregoing, after the offset, Party A shall issue a receipt for the full Purchase Price to Party D (hereinafter referred to as “Party A’s Receipt”, Appendix IV), in which Party A shall explicitly confirm that the payment obligation of Party D under the Equity Transfer Agreement has been fulfilled. Party B shall issue a receipt for the entire principal of the loan (hereinafter referred to as “Party B’s Receipt”, Appendix V) immediately after Party A issues the aforesaid Party A’s Receipt, and shall explicitly confirm in such receipt that the repayment obligation of Party A under the Loan Agreement has been fulfilled.

Article 5 Amendment to the Right of First Refusal Agreement

5.1 The Parties agree that, as one of the preconditions for the provision by Party B of the Purchase Price to Party D, Party D shall, on the date the equity transfer agreement is signed, immediately sign a new Right of First Refusal Agreement according to the contents and format of Appendix VI.

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5.2 All Party A’s obligations under the original Right of First Refusal Agreement and the power of attorney given to Party B on voting right shall terminate on the Industrial and Commercial Registration Date, unless otherwise provided for in this Agreement or unless otherwise specified by the Parties.

Article 6 Amendment to the Pledge Contract

6.1 The Parties agree that, as one of the preconditions for the provision by Party B of the Purchase Price to Party D, Party D shall, on the date the equity transfer agreement is signed, immediately sign a new equity pledge contract according to the contents and format of Appendix VII.

6.2 The Parties agree that the original Pledge Contract signed by Party A and Party B shall terminate on the date of this Agreement, and all obligations of Party A under the original Pledge Contract shall also terminate on the date of this Agreement.

6.3 The right of pledge enjoyed by Party B with respect to Party A’s equities under the original Pledge Contract shall terminate on the date the cancellation of the pledge of such equities is registered.

Article 7 Confidentiality

Without the prior consent of the Parties, any Party shall maintain the confidentiality of the contents hereof, and may not disclose or publish the contents of this Agreement to any other persons, provided that the provisions of this Article will not prohibit (i) any disclosure made pursuant to related laws or the rules of any stock exchange; (ii) any disclosed information is publicly available, which is not caused by the default of the disclosing party; (iii) any disclosure made by one party to its shareholders, legal counsels, accountants, financial counsels, and other professional counsels; or (iv) disclose made to the potential buyers or other investors of the equities/assets of one party or of the shareholders thereof or to the providers of debt or equity financing, provided that the receiving party shall make appropriate confidentiality undertakings (where the transferring party is not Party B, the consent of Party B shall be obtained).

Article 8 Notice

8.1 Any notice, request, demand and any other correspondence under or in connection with this agreement shall be made in writing and shall be sent to the addresses of the Parties first written above.

8.2 Any notice hereunder shall be sent by person, prepaid registered air, recognized express service provider or fax to address and/or number of the other party. Any such notice shall be deemed to be delivered as follows: (1) the date of delivery if such notice is given by person; (2) the seventh (7th) day after the date of deposit (stamp date) if such notice is sent by prepaid registered air; (3) the third (3rd) day after such notice is delivered to the recognized express provider if such notice is sent by express; and (4) the first working day after such notice is sent by fax.

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Article 9 Dispute Resolution

9.1 Any dispute between the Parties in connection with interpretation or performance of the relevant provision hereof shall be settled through friendly negotiations. If no written agreement is reached through negotiations, such dispute shall be submitted for arbitration hereunder, and the arbitration shall be final and exclusive. Unless expressly stated herein, either Party hereby expressly and irrevocable waives its right to bring any such dispute to court.

9.2 Any such dispute shall be submitted to China International Economical and Trade Arbitration Commission (the “Commission”) for arbitration in Beijing. Arbitration shall be performed under the arbitration rules then in force. Unless otherwise specified in the arbitration award, the losing party shall bear arbitration costs (including reasonable attorney fee and expenses).

Article 10 Supplementary Provisions

10.1 Either Party’s failure to exercise or delay in exercising any right hereunder shall not be deemed as waiver of such right, and single or partial exercise of any right shall not influence exercise of such right in future.

10.2 Headings of provisions hereof are inserted for reference, and such headings in no event shall be used for or influence interpretation of provisions hereof.

10.3 The formation, validity, interpretation, and performance of the Agreement and the Dispute Resolution in connection herewith shall be governed by the laws of Hong Kong SAR of the People’s Republic of China.

10.4 Each Party hereto enters into this agreement for legal purpose. Any provision hereof is serviceable and separate from any other provision hereof. In the event that one or more provisions hereof is or are invalid, unlawful or unenforceable at any time, validity, legality or enforceability of the remaining provisions hereof shall not be consequentially influenced, and each Party shall do its utmost efforts to enter into a new provision to replace such invalid, unlawful or unenforceable provision to achieve the same commercial purpose of the original provision to the maximum extent.

10.5 The Parties shall faithfully perform this Agreement after it takes effect and any amendment hereto shall be invalid unless it is made in writing after the Parties reach a consensus through consultation and Party C has obtained necessary authorizations and approvals.

10.6 For any matter not stated herein, the Parties shall make and conclude a supplementary agreement, which shall serve as an appendix hereto and shall have the same legal effect with this Agreement.

10.7 This Agreement is made in quadruplicate, with each Party holds one copy, having the same legal effect..

10.8 This Agreement shall come into effect as of the date of signature.

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This Agreement is signed by:

Party A: Yi Yang

[Signature]:

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This Agreement is signed by:

Party B: Zhengyong Information Technology (Shanghai) Co., Ltd.

[Seal]

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This Agreement is signed by:

Party C: Shenzhen Newrand Securities Advisory and Investment Co., Ltd.

[Seal]

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This Agreement is signed by:

Party D: Ying Zhu

[Signature]

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Appendix I: Notice on Exercise of Right of First Refusal

Notice on Exercise of Right of First Refusal

To: Yi Yang

Address: 17/F, Building A, Fuzhuo Tower, 28 Xuanwumenwai Street, Xicheng District, Beijing

Dear Yi Yang,

In accordance with the Right of First Refusal Agreement signed by us with other Parties, Ying Zhu (ID card No.: 420103198502153728) is hereby appointed to purchase 30% equities of Newrand Securities Advisory and Investment Co., Ltd. held by you. You are kindly required to complete the formalities for the transfer of all such equities within 30 days from the date of this Notice.

Respectfully

Zhengyong Information Technology (Shanghai) Co., Ltd.

(Seal)

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